Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2016, except for the effects of discontinued operations discussed in Note 15 to the consolidated financial statements as to which the date is March 30, 2017, relating to the financial statements which appear in Yield10 Bioscience, Inc.’s (formerly known as Metabolix, Inc.) Annual Report on Form 10-K for the year ended December 31, 2016.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

March 30, 2017